Exhibit 10.1

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of January 24, 2023, by and among Bridger Aerospace Group Holdings, Inc. (f/k/a Wildfire New PubCo, Inc.), a Delaware corporation (the “Corporation”), and the Stockholders (as defined below) listed on Schedule A hereto.

WHEREAS, as of the date hereof, the Stockholders beneficially own (as defined below) outstanding shares of Common Stock (as defined below) of the Corporation; and

WHEREAS, the Corporation and the Stockholders wish to set forth herein certain understandings between such parties, including with respect to certain governance and other matters, in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1 Definitions; Interpretation.

(a) Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means, as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the avoidance of doubt, any investment vehicle controlled by or under common control with any of the BTO Entities shall be deemed to be an Affiliate of such BTO Entities. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. Notwithstanding the foregoing, the Corporation and its Subsidiaries and other controlled Affiliates of the Corporation shall not be considered Affiliates of any Stockholder or any of such Stockholder’s Affiliates (except the Corporation and its Subsidiaries and other controlled Affiliates of the Corporation shall be Affiliates of each other). The term “Affiliated” shall have a meaning correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “beneficially own” and “beneficial owner” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“BTO Entities” means (a) Blackstone Inc. or any Affiliate thereof, or (b) any entity, investment vehicle, account or fund that is directly or indirectly owned, managed or controlled by or under common control or ownership with Blackstone Inc. or any Affiliate thereof (including Blackstone Tactical Opportunities Advisors L.L.C.).

“BTO Participation Portion” means, as of the date of the relevant Participation Notice, a portion equal to a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by the BTO Stockholder and any other BTO Entity as of the date of the relevant Participation Notice (excluding any shares of Stock acquired by any BTO Stockholder and any other BTO Entity after the Closing other than shares acquired due to acceptance of a Participation Notice) and the denominator of which is the total number of outstanding shares of Common Stock owned by all stockholders of the Corporation as of the date of the relevant Participation Notice.

“BTO Stockholder” means BTO Grannus Holdings IV—NQ LLC, Blackstone Tactical Opportunities Fund—FD L.P., Blackstone Family Tactical Opportunities Investment Partnership III—NQ—ESC L.P., and each of their respective Affiliates.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

“Charter” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Closing” means the “Closing” as defined in the Merger Agreement.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation and any stock into which such common stock may hereafter be changed or converted, or for which such common stock may be exchanged, and shall also include any other class of common stock of the Corporation hereafter authorized.

“Corporation” has the meaning set forth in the Preamble.

“Encumbrance “ means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, hypothecation, lien or other encumbrance (except as resulting from the express terms of this Agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Founder Stockholder” means any Person that beneficially owns, directly or indirectly, any shares of Stock held by the signatories hereto under the heading “Founder Stockholders.”

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 3, 2022, by and among Jack Creek Investment Corp., a Cayman Islands exempted company, the Corporation (f/k/a Wildfire New PubCo, Inc.), a Delaware corporation, Wildfire Merger Sub I, Inc., a Delaware corporation, Wildfire Merger Sub II, Inc., a Delaware corporation, Wildfire Merger Sub III, LLC, a Delaware limited liability company, Wildfire GP Sub IV, LLC, a Delaware limited liability company, BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership, and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company.

“New Security” means, collectively, equity securities (or any securities convertible into or exercisable or exchangeable for equity securities) of the Corporation or any of its Subsidiaries.

“Person” shall be construed broadly and shall include an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or a governmental entity.

“Post-Closing Issuance” means any issuance of New Securities to any Person (excluding the Corporation or any of its Subsidiaries), in each case, after the Closing by the Corporation or any of its Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Stock” means (i) the outstanding shares of Common Stock, (ii) any additional shares of Common Stock that may be issued in the future and (iii) any shares of capital stock of the Corporation into which such shares may be converted or for which they may be exchanged.

“Stockholders” means each of the BTO Stockholders and Founder Stockholders.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1(a) shall have the meaning ascribed to it in such other Section.

(b) Rules of Construction. For all purposes of this Agreement, unless otherwise expressly provided: (i) “own,” “ownership,” “held” and “holding” refer to direct or indirect beneficial ownership; (ii) the headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms hereof; (iii) whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural; (iv) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (v) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (vi) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vii) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (viii) the phrase “Section 2.1 of the Bylaws” shall be deemed to refer to Section 2.1 of the Bylaws (as in effect on the date hereof); and (ix) the term “or” means “and/or.”

Section 2 Rule 144.

The Corporation covenants that so long as the Common Stock is registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Exchange Act, it will file any and all reports required to be filed by it under the Securities Act and the Exchange Act (including Sections 13(a) or 15(d) of the Exchange Act). The Corporation further covenants it will make publicly available such necessary information to permit sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act) and that it will take such further action as the Stockholders may reasonably request, all to the extent required from time to time to enable the Stockholders to sell shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC, including providing any customary legal opinions.

Section 3 Board of Directors.

(a) Election of Directors. The Corporation shall take all action within its power to cause all nominees nominated pursuant to Section 3(b), to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election at a special meeting of the stockholders of the Corporation at which directors are elected) (including, without limitation, at every adjournment or postponement of any such meeting of Corporation stockholders), and the Corporation shall use all reasonable best efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees, in each case subject to applicable law, Section 2.1 of the Bylaws and the extent of any changes in stock exchange rules made effective after the date hereof. The Corporation’s obligations to have any designee nominated pursuant to Section 3(b) appointed to the Board or nominate any such designee for election as a director at any meeting of the Corporation’s stockholders pursuant to this Section 3, as applicable, shall in each case be subject to such designee’s satisfaction of all applicable requirements under applicable law, Section 2.1 of the Bylaws and the extent of any changes in stock exchange rules made effective after the date hereof. The BTO Stockholders will instruct each of their designees to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations and provide such information as the Board may reasonably request to determine such designee’s eligibility and qualification to serve as a director of the Board. So long as this Agreement remains in effect, in addition to any requirement of the Charter, Bylaws or the Delaware General Corporation Law, as amended, the size of the Board shall not be increased above nine (9) directors without affirmative vote of at least one (1) director nominated by the BTO Stockholders pursuant to Section 3(b)(i) or Section 3(d)(i), as applicable.

(b) Nomination of Directors.

(i) Following the Closing, the BTO Stockholders, collectively, shall have the right, but not the obligation, to nominate for election to the Board: (A) up to two (2) directors, for so long as the BTO Entities collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock; and (B) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. At such time that the BTO Stockholders are no longer entitled to designate one or both of their director nominees pursuant to the immediately preceding sentence, the BTO Stockholders shall promptly cause one or both such designees, as applicable, to offer to resign from the Board; provided, that the BTO Stockholders shall not be required to cause the two (2) director designees identified in the immediately following sentence to offer to resign from the Board. As of the date of this Agreement, the two (2) director designees of the BTO Stockholders shall initially be Debra Coleman (who shall be a Class II director of the Corporation) and Todd Hirsch (who shall be a Class III director of the Corporation).

(ii) Notwithstanding anything contained in Section 3(b)(i) to the contrary, the BTO Stockholders shall have the right (but not the obligation) to relinquish the rights under Section 3(b)(i) by providing written notice to the Corporation expressly relinquishing the rights set forth in Section 3(b)(i).

(c) Election of Directors.

(i) The Corporation shall take all action within its power to cause all nominees nominated pursuant to Section 3(b) to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election at a special meeting of the stockholders of the Corporation), and the Corporation shall use all reasonable best efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees, in each case subject to applicable law, Section 2.1 of the Bylaws and the extent of any changes in stock exchange rules made effective after the date hereof.

(ii) For so long as any of the BTO Stockholders are entitled to nominate any directors pursuant to Section 3(b), the Corporation shall notify the BTO Stockholders, in writing of the date on which proxy materials are expected to be mailed by the Corporation in connection with an election of directors at an annual or special meeting of the stockholders (and the Corporation shall deliver such notice at least 60 days (or such shorter period to which the BTO Stockholders consent in writing) prior to such expected mailing date or such earlier date as may be specified by the Corporation reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such proxy materials at the time such proxy materials are mailed). The Corporation shall provide the BTO Stockholders with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the nominees of the BTO Stockholders or the rights and obligations provided under this Agreement and to discuss any such comments with the Corporation. The Corporation shall notify the BTO Stockholders of any opposition to a BTO Stockholder nominee, sufficiently in advance of the date on which such proxy materials are to be mailed by the Corporation in connection with such election of directors so as to enable the BTO Stockholders to propose a replacement nominee, if necessary, in accordance with the terms of this Agreement, and the BTO Stockholders shall have 10 Business Days to designate a replacement nominee.

(iii) For so long as any of the BTO Stockholders are entitled to nominate any directors pursuant to Section 3(b), no later than the latest date specified in or permitted by the Bylaws for stockholder director nominations for that year’s annual meeting of stockholders, the BTO Stockholders shall provide the Board with the BTO Stockholders’ nominee(s), as the case may be, along with any other information reasonably requested by the Board to evaluate the suitability of such candidate(s) for directorship; provided that in no event shall the BTO Stockholders be required to provide any such notice of its nominees with respect to any director that is then currently serving on the Board and that has not provided notice in writing to the Corporation of his or her decision not to stand for re-election at that year’s annual meeting; provided, further, in no event will the failure to so timely nominate any BTO Stockholder director, in accordance with the terms of this Section 3(c)(iii) or the Bylaws impair, restrict or limit the rights of the BTO Stockholders under this Agreement or the Corporation’s obligation to nominate such directors at any meeting of stockholders. With respect to any nominees of the BTO Stockholders, the BTO Stockholders shall use their respective reasonable best efforts to ensure that any such nominee(s) substantially satisfy all reasonable stated criteria and guidelines for director nominees of the Corporation (it being understood and agreed that each of the initial directors nominated by the BTO Stockholders meet such criteria) and be in compliance with applicable federal securities laws and the extent of any changes in applicable stock exchange requirements made effective after the date hereof on which the Corporation’s Common Stock may then be listed. The Corporation shall be entitled to rely on any written direction from the BTO Stockholders regarding nominee(s) on behalf of the BTO Entities pursuant to this Agreement without further action by the Corporation.

(d) Replacement of Directors.

(i) In the event that a vacancy is created at any time by the death, disqualification, resignation or removal of a director nominated by the BTO Stockholders pursuant to Section 3(b)(i), or designated pursuant to this Section 3(d)(i), provided the BTO Stockholders are entitled to designate such director seat pursuant to Section 3(b)(i) at such time, the BTO Stockholders, collectively, shall have the right to designate a replacement to fill such vacancy, and if the BTO Stockholders collectively exercise such right, the Board shall use all reasonable best efforts to cause such designee to be promptly appointed to the Board to fill such vacancy, subject to applicable law, Section 2.1 of the Bylaws and the extent of any changes in stock exchange rules made effective after the date hereof.

(e) Removal of Directors.

(i) Upon the written request of the BTO Stockholders representing a majority of the Stock held by the BTO Stockholders, collectively, seeking to remove and/or replace a director nominated by the BTO Stockholders pursuant to Section 3(b)(i), or designated pursuant to Section 3(d)(i), the Corporation shall use reasonable best efforts to cooperate with such request, including (if necessary) to promptly call a special meeting of the stockholders of the Corporation; provided that such replacement director satisfies all applicable SEC and stock exchange requirements (other than with respect to independence).

(f) Committees.

(i) For so long as the BTO Stockholders have the right to nominate one or more directors pursuant to Section 3(b)(i) or designate one or more directors pursuant to Section 3(d)(i), the Board shall use reasonable best efforts to cause any committee of the Board to include in its membership at least one director nominated by the BTO Stockholders pursuant to Section 3(b)(i) or designated pursuant to
Section 3(d)(i); provided that such individual satisfies all applicable SEC and stock exchange requirements.

(ii) For so long as the Founder Stockholders collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock, the Founder Stockholders shall have the right, but not the obligation, to appoint the Chairperson of both the Compensation Committee and the Nominating and Corporate Governance Committees of the Board and the Board shall use reasonable best efforts to cause such appointments; provided that such individuals satisfy all applicable SEC and stock exchange requirements.

(g) No Limitation. The provisions of this Section 3 are intended to provide the BTO Stockholders and Founder Stockholders with the minimum Board representation rights set forth herein. Nothing in this Agreement shall (i) limit the rights that any BTO Stockholder or Founder Stockholders may otherwise have to nominate directors pursuant to applicable law, the Charter or Bylaws or (ii) prohibit the Corporation from having a greater number of nominees or designees of the BTO Stockholders and Founder Stockholders on the Board or any committee thereof than otherwise provided herein.

(h) Laws and Regulations. Nothing in this Section 3 shall be deemed to require that any party hereto, or any director of the Corporation, act in violation of any applicable provision of law, regulation, legal duty, Section 2.1 of the Bylaws, or requirement or the extent of any changes in stock exchange rule made effective after the date hereof.

Section 4 Indemnification; Directors’ and Officers’ Insurance.

Each director nominated pursuant to Section 3(b) or designated pursuant to Section 3(d) and serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Corporation shall (i) indemnify, exculpate, and reimburse fees and expenses of each such director nominated pursuant to Section 3(b) or designated pursuant to Section 3(d) to the same extent it indemnifies, exculpates, reimburses other members of the Board pursuant to the Charter, Bylaws, applicable law or otherwise and (ii) provide each such director nominated pursuant to Section 3(b) or designated pursuant to Section 3(d) with directors’ and officers’ liability insurance coverage to the same extent it provides such insurance coverage for other members of the Board. The Corporation shall maintain directors’ and officers’ liability insurance (including “Side A” coverage) covering the Corporation’s and its Subsidiaries’ directors and officers and issued by reputable insurers, with appropriate and customary policy limits, terms and conditions (including “tail” insurance if necessary or appropriate).

Section 5 Certain Actions.

Until such time as this Agreement shall have been terminated in respect of the BTO Stockholders pursuant to Section 7, without the approval of the BTO Stockholders representing a majority of the Stock held by the BTO Stockholders, the Corporation shall not, and (to the extent applicable) shall not permit any Subsidiary of the Corporation to, enter into any agreement, binding commitment or transaction between the Corporation or any direct or indirect Subsidiary of the Corporation (on the one hand) and any manager, director, officer or Stockholder, in each case, of the Corporation or any direct or indirect Subsidiary of the Corporation, or any of their respective Affiliates (on the other hand); provided, however that in no event shall such approval under this Section 5 be required in the event that (x) (1) services or transactions to be provided by such Affiliate are not available from another Person and (2) failure to engage such services or enter into such transaction would prevent the Corporation from taking actions essential to the ordinary course operations of the Corporation, (y) such transaction is a commercial lending arrangement with JPMorgan Chase Funding Inc. or any of its Affiliates or (z) such transaction is on terms not less favorable in any material respect to the Corporation or such Subsidiary of the Corporation as would be obtainable by the Corporation or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate of the Corporation or its Subsidiaries.

Section 6 Rights to Future Stock Issuances.

(a) Preemptive Rights Offer. Except as provided in Section 6(d), not less than fifteen (15) Business Days prior to the consummation of any Post-Closing Issuance, a notice (the “Participation Notice”) shall be furnished by the Corporation to each of the BTO Stockholders, which Participation Notice shall include:

(i) the principal terms and conditions of the proposed Post-Closing Issuance, including (1) the number of New Securities proposed to be sold by the Corporation or any of its Subsidiaries in a Post-Closing Issuance (“Participation Securities”), (2) the maximum and minimum price per share of the Participation Securities or the aggregate principal amount of the Participation Securities (as applicable), including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (3) the proposed manner of disposition and (4) if known, the proposed date of Post-Closing Issuance; and

(ii) an offer by the Corporation to issue, at the election of the BTO Stockholders, to the BTO Stockholders and any other BTO Entity such portion of the Participation Securities to be included in the Post-Closing Issuance as shall be determined in accordance with Section 6(b)(iii), on the same terms and conditions and at the same price per share, with respect to each Participation Security issued.

(b) Exercise.

(i) General. The BTO Stockholders and any other BTO Entity desiring to accept the offer contained in the Participation Notice (the “Accepting Participation Holders”) shall accept such offer by furnishing a written notice of such acceptance to the Corporation not less than ten (10) Business Days prior to the Participation Closing specifying the number or aggregate principal amount of Participation Securities (not to exceed, in the aggregate with respect to all Accepting Participation Holders, the BTO Participation Portion of the total number of Participation Securities to be included in the Post-Closing Issuance) that the Accepting Participation Holders propose to purchase. Each BTO Stockholder that does not accept such offer in compliance with the above requirements, including the applicable time periods, shall be deemed to have irrevocably waived all of such BTO Stockholder’s rights to participate in such Post-Closing Issuance, and the Corporation shall thereafter be free to issue Participation Securities in such Post-Closing Issuance (including to any Accepting Participation Holders) at a price no less than the minimum price set forth in the Participation Notice and on other principal terms and conditions not substantially more favorable to the purchaser(s) of such Participation Securities than those set forth in the Participation Notice, without any further obligation to such non-accepting BTO Stockholder pursuant to this Section 6. If, prior to consummation, the terms of such proposed Post-Closing Issuance shall change with the result that the price shall be less than the minimum price set forth in the Participation Notice or the other principal terms shall be substantially more favorable to the purchaser(s) of such Participation Securities than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 6 separately complied with, in order to consummate such Post-Closing Issuance pursuant to this Section 6.

(ii) Irrevocable Acceptance. The acceptance of the Accepting Participation Holders shall be irrevocable except as hereinafter provided and the Accepting Participation Holders shall be bound and obligated to acquire in the Post-Closing Issuance on the same terms and conditions and at the same price per share with respect to the Participation Securities such number or aggregate principal amount of Participation Securities as shall be determined in accordance with Section 6(b)(iii) below.

(iii) Number of Participation Securities to be Purchased. The maximum number or aggregate principal amount of Participation Securities to be purchased by the Accepting Participation Holders, in the aggregate, shall be equal to the BTO Participation Portion of the total number of Participation Securities to be included in the Post-Closing Issuance, which shall be allocated among the Accepting Participation Holders as they deem appropriate; provided, that each BTO Entity that becomes an Accepting Participation Holder agrees to enter into this Agreement, as a “Stockholder” under this Agreement.

(c) Time Limitation. If at the end of the 90th day after the date of the effectiveness of the Participation Notice the Corporation has not completed the Post-Closing Issuance, the Accepting Participation Holders shall be released from the Accepting Participation Holders’ obligations under the written commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished to the BTO Stockholders, and the terms and provisions of this Section 6 separately complied with, in order to consummate such Post-Closing Issuance pursuant to this Section 6.

(d) Post-Issuance Participation Notice. Notwithstanding anything to the contrary in this Article VI, the Corporation may elect, at the discretion of the Board, to deliver a Participation Notice with respect to any Post-Closing Issuance after completion of such Post-Closing Issuance. If the Corporation shall so elect to deliver any Participation Notice after completion of the applicable Post-Closing Issuance, then the terms of such Post-Closing Issuance shall be required to permit each of the BTO Stockholders and any other BTO Entity desiring to accept the offer contained in the Participation Notice a period of not less than ten (10) Business Days after receipt thereof to furnish the Corporation with a written commitment to purchase Participation Securities included in such Post-Closing Issuance upon the terms, and subject to the conditions, set forth in Section 6(a) and Section 6(b)(iii). In the event that the Corporation determines to deliver a Participation Notice after completion of such Post-Closing Issuance in accordance with this Section 6(d), the Corporation may, at its election, (i) require that Accepting Participation Holders purchase their allocated share of Participation Securities in a secondary sale from the Person or Persons who initially acquired such Participation Securities, (ii) have the Accepting Participation Holders purchase their allocated share of Participation Securities from the Corporation or its Subsidiary (as applicable) and have the net proceeds of such sale used to repurchase Participation Securities from the Person or Persons who acquired Participation Securities prior to the delivery of the Participation Notice (which repurchase shall be made at cost plus reasonable interest), (iii) have the sale of Participation Securities to Accepting Participation Holders be incremental to the sale of Participation Securities prior to the delivery of the Participation Notice or (iv) use any one or more of clauses (i) through (iii) inclusive; provided, that the Corporation must structure such sale to the Accepting Participation Holders in such a manner that the Accepting Participation Holders have the opportunity to purchase up to the same aggregate number or principal amount of Participation Securities as it could have purchased had (A) the Participation Notice been delivered prior to completion of such Post-Closing Issuance and (B) the same aggregate number or principal amount of Participation Securities been issued as the aggregate number or principal amount of Participation Securities that are issued after the delivery of the actual Participation Notice (net of any Participation Securities repurchased pursuant to clauses (i) or (ii) above).

(e) Further Assurances. Each Accepting Participation Holder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to consummate expeditiously each Post-Closing Issuance pursuant to this Section 6 and any related transactions, including (i) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; (ii) filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and (iii) otherwise cooperating with the Corporation. Without limiting the generality of the foregoing, each such Accepting Participation Holder agrees to execute and deliver such subscription and other agreements specified by the Corporation to which the other purchaser(s) of the Participation Securities will be party.

(f) Closing. The closing of a Post-Closing Issuance pursuant to this Section 6 (the “Participation Closing”) shall take place on (i) the proposed date of the Post-Closing Issuance, if any, set forth in the Participation Notice (except in the case of Section 6(d)), (ii) if no proposed closing date was required to be specified in the Participation Notice, at such time as the Corporation shall specify by notice to each Accepting Participation Holder and (iii) at such place as the Corporation shall specify by notice to each Accepting Participation Holder. At any Participation Closing, each Accepting Participation Holder shall be delivered the certificates or other instruments (if any) evidencing the Participation Securities to be issued to such Accepting Participation Holder, registered in the name of such Accepting Participation Holder or such Accepting Participation Holder’s designated nominee, free and clear of all Encumbrances, with any transfer tax stamps affixed, against delivery by such Accepting Participation Holder of the applicable consideration.

(g) Regulatory and Securities Law Matters. Notwithstanding anything to the contrary set forth herein, an Accepting Participation Holder shall not be entitled to participate in a Post-Closing Issuance pursuant to this Section 6 unless at the time of such Post-Closing Issuance the Corporation shall be reasonably satisfied that (i) such Accepting Participation Holder is an “accredited investor” as defined in Regulation D of the Securities Act, (ii) an exemption from registration or qualification under any state securities laws or foreign securities laws applicable to such Post-Closing Issuance due to the participation of such Accepting Participation Holder therein would be available with respect to such Post-Closing Issuance and (iii) such Post-Closing Issuance would not violate applicable law, the Charter or Bylaws (in the case of clause (iii), each as in effect on the date herof).

(h) Excluded Transactions. The provisions of this Section 6 shall not apply to any Post-Closing Issuances by the Corporation as follows (each, an “Exempt Issuance”):

(i) any Post-Closing Issuance upon the conversion, exchange or exercise of other New Securities issued in a prior Post-Closing Issuance in accordance with the terms of such New Securities (for the avoidance of doubt, it is understood that the prior Post-Closing Issuance of such other New Securities shall be subject to the provisions of this Section 6 unless such issuance is otherwise described in one of the other clauses of this Section 6(h));

(ii) any Post-Closing Issuance of equity awards or other New Securities to managers, directors, officers, employees, consultants and/or other service providers of the Corporation or its Subsidiaries, including in connection with such Person’s employment or the provision of services or similar arrangements or in connection with any plan, agreement or arrangement approved by the Board or the Compensation Committee of the Board;

(iii) any Post-Closing Issuance in connection with any split, dividend, distribution or similar event if all holders of the same class or series of equity securities are treated equally; and

(iv) any Post-Closing Issuance of Common Stock to holders of preferred stock of the Corporation upon the exercise by such preferred stockholder of its conversion rights.

Section 7 Duration of Agreement.

This Agreement shall terminate automatically upon the earlier to occur of: (i) the dissolution of the Corporation (unless the Corporation (or its successor) continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction), (ii) solely with respect to the BTO Stockholders, immediately at such time as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, and less than 33% of the shares of Stock held by the BTO Entities as of the Closing or (iii) solely with respect to the BTO Stockholders, immediately at such time as the BTO Stockholders provide written notice to the Corporation and the Founder Stockholders expressly terminating this Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination. Any Stockholder who disposes of all of its Stock and does not beneficially own (directly or indirectly) any shares of Stock shall automatically cease to be a party to this Agreement and have no further rights hereunder as a Stockholder.

Section 8 Severability.

If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its choice or conflict of law provisions or rules.

(b) The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall exclusively and properly lie in the Delaware Court of Chancery or, only in the event that such court declines jurisdiction, the federal courts located in the State of Delaware. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties hereto irrevocably agree that venue for such action would be proper in such court and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

Section 10 JURY TRIAL.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 11 Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 12 Benefits of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and each Stockholder and its permitted assigns, legal representatives, heirs and beneficiaries. Notwithstanding anything to the contrary contained herein, (a) the Stockholders may assign their rights or obligations, in whole or in part, under this Agreement to one or more of their controlled Affiliates and (b) the BTO Stockholders and any other BTO Entity may assign their rights or obligations, in whole or in part, under this Agreement to any other BTO Entity. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement; provided that the BTO Entities and all Founder Stockholders other than the signatories hereto under the heading “Founder Stockholders” shall be deemed third-party beneficiaries of, and entitled to enforce their rights or remedies under, the provisions of this Agreement that benefit the BTO Entities and Founder Stockholders, respectively.

Section 13 Notices.

All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(i) If to the Corporation, to:

Bridger Aerospace Group Holdings, Inc.

90 Aviation Lane

Belgrade, MT 59714

Attention: McAndrew Rudisill

E-mail: mcandrew@bridgeraerospace.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Joshua G. DuClos & Michael P. Heinz

E-mail: jduclos@sidley.com & mheinz@sidley.com

(ii) If to any BTO Stockholder or BTO Entity, to:

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

Attn: Tactical Opportunities

Email: TacOppsOperations@Blackstone.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1999 Avenue of the Stars, 6th Floor

Los Angeles, CA 90067

Attention: David Antheil

E-mail: dantheil@akingump.com

(iii) If to any Founder Stockholder, to:

c/o Bridger Aerospace Group Holdings, Inc.

90 Aviation Lane

Belgrade, MT 59714

Attention: James Muchmore

E-mail: james@bridgeraerospace.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Joshua G. DuClos & Michael P. Heinz

E-mail: jduclos@sidley.com & mheinz@sidley.com

Section 14 Modification; Waiver.

This Agreement may be amended, modified or supplemented only by a written instrument duly executed by (a) the Corporation, (b) the BTO Stockholders and (c) Founder Stockholders representing a majority of the Common Stock owned by the Founder Stockholders. No course of dealing between the Corporation or its Subsidiaries and the BTO Stockholders and Founder Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 15 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the date of this Agreement. Unless otherwise provided herein, any consent required by any Person under this Agreement may be withheld by such Person in such Person’s sole discretion.

Section 16 Counterparts.

This Agreement may be executed in any number of counterparts (including facsimile, electronic signature or PDF counterparts), and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement. The failure of any Stockholder to execute this Agreement does not make it invalid as against any other Stockholder.

Section 17 Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders as a result of any acts or omissions taken under this Agreement in good faith.

[Signature Page Follows]

The parties have signed this Agreement as of the date first written above.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

By:	/s/ Timothy Sheehy
Name:	Timothy Sheehy
Title:	Chief Executive Officer

[Signature Page to Stockholders Agreement]

BTO STOCKHOLDERS:

BTO GRANNUS HOLDINGS IV – NQ LLC

By: Blackstone Tactical Opportunities Advisors L.L.C., its investment manager

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

BLACKSTONE TACTICAL OPPORTUNITIES FUND - FD L.P.

By: Blackstone Tactical Opportunities Associates III – NQ L.P., its general partner

By: BTO DE GP – NQ L.LC., its general partner

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP III - NQ - ESC L.P.

By: BTO – NQ Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

[Signature Page to Stockholders Agreement]

FOUNDER STOCKHOLDERS:

Pelagic Capital Advisors LLC

By:	/s/ McAndrew Rudisill
Name: McAndrew Rudisill
Title: Investment Manager of McAndrew A Rudisill South Dakota Trust

PCAO LLC

By:	/s/ McAndrew Rudisill
Name: McAndrew Rudisill
Title: Managing Partner

Red Cloud Holding Investments, LLC

By:	/s/ Matthew Sheehy
Name: Matthew Sheehy
Title: Manager

Matthew P. Sheehy Revocable Trust

By:	/s/ Matthew Sheehy
Name: Matthew Sheehy
Title: Grantor

Black River Group LLC

By:	/s/ James Muchmore
Name: James Muchmore
Title: Manager

[Signature Page to Stockholders Agreement]

Turtle Lake Holding Company, LLC

By:	/s/ Timothy Sheehy
Name: Timothy Sheehy
Title: Manager

Timothy P. Sheehy Revocable Trust

By:	/s/ Timothy Sheehy
Name: Timothy Sheehy
Title: Grantor

ElementCompany, LLC

By:	/s/ Matthew Sheehy
Name: Matthew Sheehy
Title: Manager

Bear Creek Products 2018-1 (CNI), LLLP

By: BCGP-2016, LLC, its general partner

By:	/s/ Joseph H. M. Roddy
Name: Joseph H. M. Roddy
Title: Manager

[Signature Page to Stockholders Agreement]

By:	/s/ Sam Beck
Name: Sam Beck

By:	/s/ Tim Cherwin
Name: Tim Cherwin

By:	/s/ Dave Crisp
Name: Dave Crisp

By:	/s/ Lee Dingman
Name: Lee Dingman

By:	/s/ Kevin McDonnell
Name: Kevin McDonnell

By:	/s/ Joel Pineiro
Name: Joel Pineiro

By:	/s/ Steve Taylor
Name: Steve Taylor

By:	/s/ Mike Tragiai
Name: Mike Tragiai

[Signature Page to Stockholders Agreement]

By:	/s/ McAndrew Rudisill
Name: McAndrew Rudisill

By:	/s/ Matthew Sheehy
Name: Matthew Sheehy

By:	/s/ James Muchmore
Name: James Muchmore

By:	/s/ Timothy Sheehy
Name: Timothy Sheehy

[Signature Page to Stockholders Agreement]

SCHEDULE A
BTO Stockholders:
Entity Name	Address and Email Address	Common Stock Beneficially Owned (directly or indirectly) as of immediately after the Closing (after giving effect to the Blocker Restructuring as defined in the Merger Agreement)
BTO Grannus	c/o Blackstone Inc.	9,389,895.00
Holdings IV - NQ	345 Park Avenue
LLC	New York, New York 10154
Attn: Tactical Opportunities
Email:
TacOppsOperations@Blackstone.com

Founder Stockholder:
Entity Name	Address and Email Address	Common Stock Beneficially Owned (directly or indirectly) as of Closing

Pelagic Capital Advisors LLC	McAndrew Rudisill	2,255,470.00
	110 Bonito Drive, Ocean Ridge,
	FL 33435
	mcandrew@pelagicadvisors.com

PCAO LLC	McAndrew Rudisill	2,849,645.00
	110 Bonito Drive, Ocean Ridge,
	FL 33435
	mcandrew@pelagicadvisors.com

Red Cloud Holding Investments, LLC	Matthew Sheehy	7,385,943.00
	4175 S. Humboldt St., Cherry
	Hills Village, CO 80113
	Matt@elementcompany.com

Matthew P. Sheehy Revocable Trust	Matthew Sheehy	695,327.00
	4175 S. Humboldt St., Cherry
	Hills Village, CO 80113
	Matt@elementcompany.com

Black River Group LLC	James Muchmore	1,873,090.00
	313 Prospect Drive, Castle Rock,
	CO 80108
	Jmuchmore@blackrivergrp.com

Turtle Lake Holding Company, LLC	Timothy Sheehy	2,081,409.00
	302 Wapiti Way, Bozeman, MT
	59718
	tim@elementcompany.com

Timothy P. Sheehy Revocable Trust	Timothy Sheehy	6,045,985.00
	302 Wapiti Way, Bozeman, MT
	59718
	tim@elementcompany.com

ElementCompany, LLC	Matthew Sheehy	1,903,561.00
	90 Aviation Lane, Belgrade, MT
	59714
	Matt@elementcompany.com

Bear Creek Products 2018-1 (CNI),	Joseph H. M. Roddy	2,347,085.00
LLLP	1200 17th Street, Suite 970,
	Denver, CO 80202
	JRoddy@bearcreekam.com

JCIC Sponsor LLC	386 Park Avenue South, FL 20,	4,243,189.00
	New York, NY 10016
	tkhan@kshcapital.com;
	lores@kshcapital.com

Sam Beck	222 E Koch St. Apt. B,	287,263.00
	Bozeman, MT 59715
	samuelbeck@gmail.com

Tim Cherwin	275 Airport Rd., Ennis, MT	359,078.00
	59729
	cherwint@gmail.com

Dave Crisp	929 McArthur St., Lake Odessa,	28,726.00
	Michigan 48849
	crisp.david52@gmail.com

Lee Dingman	105 Marbury Ct., Mooresville,	71,815.00
	NC 28117
	leedingman@gmail.com

Kevin McDonnel	1050 Rafael Blvd. NE #3, St.	143,631.00
	Petersburg, FL 33704
	kmmcdonnell01@me.com

Joel Pineiro	3035 W Asbury Place, Tampa	43,089.00
	FL 33611
	Joel@osirisglobalconsulting.com

Steve Taylor	PO Box 522 / 11 Reel St., Pony,	359,078.00
	MT 59747
	S.Taylor@bridgeraerospace.com

Mike Tragai	256 Linney Spur Rd., Bozeman,	143,631.00
	MT 59718
	miketragiai@gmail.com